Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of our report dated April 8, 2026, which includes an explanatory paragraph relating to Titan Holdings Corp.’s ability to continue as a going concern, relating to the financial statements of Titan Holdings Corp. as of December 31, 2025 and for the period from December 30, 2025 (inception) to December 31, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 9, 2026